Exhibit 99.1

Contacts:
Investor Relations	Media Relations
Glenn Etherington	David Sharpley
Chief Financial Officer	SVP, Marketing
(972) 403-8501	(613) 287-8200
getherington@metasolv.com	dsharpley@metasolv.com

METASOLV COMPLETES $23 MILLION

PRIVATE PLACEMENT OF COMMON STOCK

PLANO, TEXAS, October 27, 2005 — MetaSolv, Inc. (NASDAQ: MSLV), a global leader in comprehensive service fulfillment solutions for next-generation communications service providers, today announced the completion of a $23 million private placement of common stock. The private placement consisted of 7,666,667 shares of common stock priced at $3.00 per share. In addition, each share of common stock included a warrant to purchase one-half share of common stock. The warrants are exercisable for a period of five years at a price of $4.00 per share. Holders are prohibited from exercising the warrants for a six-month period from the date of issuance. MetaSolv intends to use the net proceeds from the securities, which were placed through the company’s financial advisor, Raymond James, primarily for general corporate purposes.

“We are extremely pleased to have completed this financing,” said T. Curtis Holmes, MetaSolv’s President and Chief Executive Officer. “The additional funds significantly strengthen our balance sheet and provide us flexibility to react to an ever changing landscape within the telecommunications industry.”

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. MetaSolv has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission within 15 days from today’s date for purposes of registering for resale the shares of common stock issued in the offering and the shares of common stock acquired upon exercise of the warrants.

About MetaSolv

MetaSolv, Inc is a global leader in comprehensive service fulfillment software solutions for communications service providers. MetaSolv’s multi-service order management, inventory management, and service activation capabilities automate the order-to-activate provisioning process for traditional and next-generation IP-based wireline and mobile service providers. More than 180 global service providers – including Brasil Telecom, BT, Cable & Wireless, O2, T-Mobile, Vodafone, and others – use MetaSolv’s solutions to achieve increased revenues, reduced costs, and enhanced customer service. MetaSolv is a global company, headquartered in Plano, Texas.

- MORE -

MSLV Completes $23 Million Private Placement

MetaSolv is a registered trademark. The MetaSolv logo is a trademark of MetaSolv Software, Inc. All other trademarks are property of their respective owners.

This press release contains forward-looking statements that are based upon current expectations and assumptions and involve a number of risks and uncertainties. Actual results could differ materially from MetaSolv’s current expectations. MetaSolv assumes no obligation to update any such forward-looking statement. Using the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, MetaSolv cautions you that these statements may be affected by the important factors, among others, described in the documents and reports filed by MetaSolv from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for 2004 and subsequent Quarterly Reports on Form 10-Q, as well as by other factors, including, but not limited to: the variance of quarterly operating results; the Company’s ability to successfully manage and integrate acquisitions; the Company’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; the Company’s continued use of strategic relationships; its ability to manage growth; the Company’s international operations; its ability to meet customer expectations; the quality of the Company’s software delivered; competition; consolidation within the telecommunications industry; limitations on the ability of customers to obtain adequate financing; and the Company’s ability to reduce its cost structure.

- END -